EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

ION Media Networks, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of The E.W. Scripps Company of our report dated March 25, 2020, with respect to the consolidated balance sheets of ION Media Networks, Inc. and its subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the Form 8‑K of The E.W. Scripps Company dated January 8, 2021.

/s/ KPMG LLP
New York, New York
June 21, 2021